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                                                                    EXHIBIT 99.4

                  CONSENT OF PERSON ABOUT TO BE NAMED DIRECTOR

     Highland Hospitality Corporation intends to file a Registration Statement on Form S-11 (together with any amendments, the "Registration Statement") registering shares of common stock for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person who has agreed to serve as a director beginning immediately after the closing of the offering.


                         /s/ William L. Wilson
                         -----------------------------------
                         Name: William L. Wilson
                         Date: September 3, 2003